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                                                                    Exhibit 99.1

CPS                                            NEWS RELEASE
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                    CPS ANNOUNCES $115 MILLION SECURITIZATION

IRVINE, Calif. - May 9, 2007 - Consumer Portfolio Services, Inc. (Nasdaq: CPSS) ("CPS" or the "Company") announced that it closed a term securitization transaction today, issuing $100.6 million of investment grade notes backed by automobile receivables originated primarily by CPS and by its subsidiary, The Finance Company ("TFC").

In the transaction, qualified institutional buyers purchased $100,617,000 of notes backed by automobile receivables originated by CPS and TFC. Automobile receivables originated by TFC included those originated since the last similar deal in December 2005, CPS Auto Receivables Trust 2005-TFC. The notes, issued by CPS Auto Receivables Trust 2007-TFC, consist of two classes. The ratings of the notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by XL Capital Assurance Inc.


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                                         Interest       Average                        Standard &
   Note Class            Amount            Rate          Life           Price        Poor's Rating    Moody's Rating
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       A-1          $32.000 million      5.3624%      0.18 years       100.000            A-1+              P-1
       A-2          $68.617 million      5.2500%      1.92 years       99.98216           AAA               Aaa
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The weighted average effective coupon on the notes is approximately 5.25%.

The 2007-TFC transaction has initial credit enhancement consisting of a cash deposit in the amount of 3.65% of the original receivable pool balance, plus subordinated interests and overcollateralization of approximately 12.70%. That enhancement level is to be supplemented by accelerated payment of principal on the notes to reach a combined level of approximately 21.65% of the then-outstanding receivable pool balance. These credit enhancement levels are higher than CPS's first quarter transaction because of the inclusion of the TFC receivables, which have slightly higher loss characteristics than the Company's core business.

The transaction utilized a pre-funding structure, in which CPS sold approximately $79.1 million of receivables today and plans to sell approximately $36.2 million of additional receivables during June 2007. In addition to this transaction, CPS also plans to complete its regular quarterly term securitization in June.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.

Consumer Portfolio Services, Inc. is a specialty finance company engaged in purchasing and servicing new and used retail automobile contracts originated primarily by franchised automobile dealerships and to a lesser extent by select independent dealers of used automobiles in the United States. We serve as an alternative source of financing for dealers, facilitating sales to sub-prime customers, who have limited credit history, low income or past credit problems and who otherwise might not be able to obtain financing from traditional sources.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800